DYCOM INDUSTRIES, INC.
First Union Center, Suite 600
4440 PGA Boulevard
Palm Beach Gardens, Florida 33410-6542

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on November 25, 1996

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the "Meeting") of Dycom
Industries, Inc., a Florida corporation (the "Company"), will be held at the Embassy Suites Hotel, 4350 PGA Boulevard, Palm Beach Gardens, Florida, on Monday, November 25, 1996, commencing at 11:00 A.M., to consider and take action on the following proposals:

1.   The election of three directors to the Board of Directors (the
"Board").

2. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

The Board has fixed the close of business on Thursday, October 10, 1996, as the record date for the determination of the holders of the Company's outstanding common stock, par value $0.33 1/3 per share, entitled to notice of and to vote at the Meeting. Each shareholder is entitled to one vote per share held as of the record date on all matters to be voted on at the Meeting.

                            IMPORTANT

Please sign and return the enclosed form of proxy, requested by the Board, as soon as possible, so that your shares may be represented at the Meeting. A majority of the shares entitled to vote at the Meeting must be represented in order to transact business. All shareholders are invited to attend the Meeting in person. If you sign the proxy, you may still vote your shares in person if you attend the Meeting by withdrawing your proxy.

                             BY ORDER OF THE BOARD OF DIRECTORS,




                             /s/ Patricia B. Frazier
                             Corporate Secretary

October 18, 1996

DYCOM INDUSTRIES, INC.
First Union Center, Suite 600
4440 PGA Boulevard
Palm Beach Gardens, Florida 33410-6542

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 25, 1996

Introduction

The Annual Meeting of Shareholders (the "Meeting") of Dycom
Industries, Inc., a Florida corporation (the "Company" or "Dycom"), will be held on Monday, November 25, 1996, commencing at 11:00 A.M., at the Embassy Suites Hotel, 4350 PGA Boulevard, Palm Beach Gardens, Florida, for the purpose of electing three directors.

The accompanying form of proxy is solicited on behalf of the Board of Directors of the Company (the "Board") in connection with the Meeting and any adjournments thereof. This Proxy Statement and the accompanying Proxy Card are first being sent to shareholders on or about October 18, 1996.

The Board has fixed the close of business on October 10, 1996 as the record date (the "Record Date") for the determination of holders of shares of the Company's outstanding Common Stock, par value $0.33 1/3 per share (the "Common Stock"), entitled to notice of and to vote at the Meeting. As of the Record Date, there were 8,674,784 shares of Common Stock outstanding. The holders of Common Stock outstanding at the close of business on the Record Date will be entitled to one vote for each share so held.

A form of proxy that is properly signed, dated, and returned to the Company in time for the Meeting will be voted in accordance with the instructions contained therein. If no instructions are given, the shares represented by the Proxy will be voted for the election of the listed nominees as directors. A shareholder who has given a Proxy may revoke it at any time before it is voted at the Meeting by filing with the Secretary of the Company a document revoking it at or prior to the Meeting or by submitting a Proxy bearing a later date.

The presence in person or by proxy of the holders of a majority of the issued and outstanding shares as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. If a quorum is present, the election of directors will be by a plurality of the votes cast; that is, the three directors receiving the largest number of votes cast will be elected. With respect to the election of directors, negative votes will be without legal effect. With respect to any other matter voted upon at the Meeting, abstentions will be without legal effect and will be disregarded in tabulating votes.

The cost of this solicitation will be borne by the Company. Proxies may be solicited by directors, officers, and regular employees of the Company, personally or by mail, telephone, telegram, or otherwise, but no additional compensation will be paid to any person for such solicitation. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such brokers or nominees.

A copy of the Company's Annual Report to Shareholders, including financial statements for the fiscal years ended July 31, 1996 and 1995, is being mailed to you along with this Proxy Statement but does not constitute a part of the proxy soliciting material.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding each person known to the Company to own beneficially more than five percent of the Common Stock as of September 13, 1996. The Company understands that, except as otherwise noted, each such person has sole voting and investment power with respect to such shares.

Name and Address    Number of Shares and Nature   Percent
                    of Beneficial Ownership       of Class
Ronald L. Roseman               742,546            8.6%
4708 West Cayuga, Suite D
Tampa, FL 33614

Thomas R. Pledger               673,027<F1> <F2>   7.8%<F3>
4440 PGA Boulevard, Suite 600
Palm Beach Gardens, FL 33410

Floyd E. Younkin                575,686<F4>        6.6%
555 Greenlawn Avenue
Columbus, Ohio 43223

      <F1>
      Excludes 12,252 shares owned by Thomas R. Pledger, Jr., Mr.
      Pledger's son, as to which Mr. Pledger disclaims any beneficial interest.

      <F2>
      Includes shares that may be acquired within 60 days after September 13, 1996 upon exercise of a stock option in the amount of 50,000 shares by Mr. Pledger.

      <F3>
      Class includes outstanding shares and presently an exercisable stock option held by Mr. Pledger.

      <F4>
      Excludes 320,817 shares owned by Mary Irene Younkin, Mr. Younkin's wife. Each disclaims any beneficial interest in the other's shares, as well as in 161,597 shares owned by their son, Ronald P. Younkin, a director of the Company, and 4,661 shares owned by their grandchildren.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director and nominee, certain executive officers, and by all directors, nominees, and executive officers of the Company as a group as of September 13, 1996. The Company understands that, except as otherwise noted, each such person has sole voting and investment power with respect to such shares.

                        Number of Shares and Nature   Percent
Name                     of Beneficial Ownership      of Class<F1>
Ronald L. Roseman                    742,546           8.6%

Thomas R. Pledger                    673,027<F2><F3>   7.8%

Ronald P. Younkin                    161,597<F4><F5>   1.9%

Walter L. Revell                       9,000<F3>       <F6>

Steven E. Nielsen                      8,700<F3>       <F6>

Louis W. Adams, Jr.                    8,234<F3>       <F6>

Douglas J. Betlach                     3,754<F3>       <F6>

All officers, directors, and
nominees as a group of 10 persons  1,637,028<F3>       18.7%

     <F1>
     Class includes outstanding shares and presently exercisable stock options held by directors and executive officers.

     <F2>
     Excludes 12,252 shares owned by Thomas R. Pledger, Jr., Mr.
     Pledger's son, as to which Mr. Pledger disclaims any beneficial interest.

     <F3>
     Includes shares that may be acquired within 60 days after September 13, 1996 upon exercise of stock options as follows:
     Mr. Pledger 50,000 shares; Mr. Revell 8,000 shares; Mr. Nielsen 5,500 shares; Mr. Adams 8,000 shares; Mr. Betlach 3,375 shares; and all directors and officers as a group 78,250 shares.

     <F4>
     Mr. Younkin exercised 8,000 shares of an exercisable stock option which was granted to him as a Director of the Company. Mr. Younkin gifted said exercised shares and disclaims any beneficial ownership.

     <F5>
     Excludes 8,661 shares owned by Mr. Younkin's wife and children, as to which he disclaims any beneficial interest. Mr. Younkin is the son of Floyd E. Younkin.

     <F6>
     Less than 1%.

ELECTION OF DIRECTORS

The Board is divided into three classes with terms expiring in succeeding years. Three directors are to be elected at the Annual Meeting. At a meeting of the Nominating Committee ("Committee") on September 17, 1996, the Committee nominated Steven E. Nielsen to a term of office to expire at the 1997 Annual Meeting and agreed to use its best efforts to cause the nomination of Mr. Nielsen for election to the Board at the Meeting. Louis W. Adams, Jr. and Thomas R. Pledger are currently serving terms which expire at the Meeting. The Board has nominated Messrs. Adams and Pledger for election to a term of office expiring at the 1999 Annual Meeting.

Unless a Proxy Card specifies otherwise, the votes represented by the enclosed Proxy Card will be cast for the election of Messrs. Nielsen, Adams, and Pledger. In the event that the nominees become unavailable to serve (which is not anticipated), the Proxy Card gives the named proxies the authority to vote for such other person or persons as such proxies may select.

                                                              Term
                         Principal Occupation                Expires
  Nominee                For Past Five Years                At Annual
  For                    and Directorships in    Director   Meeting
  Election         Age   Public Companies          Since    For Year
Steven E. Nielsen   33   President and Chief          N/A   1997
                         Operating Officer of the
                         Company since August 26,
                         1996; Vice President
                         of the Company from
                         February 26, 1996 to
                         August 26, 1996; Officer
                         in various Dycom
                         wholly-owned subsidiaries
                         since May 3, 1993

                         Division Manager/Regional
                         Manager of Henkels & McCoy,
                         Inc. from March 4, 1991 to
                         April 14, 1993 (gas, power,
                         and telephone utility
                         contractor)


Louis W. Adams, Jr. 58   Attorney, Retired            1969  1999


Thomas R. Pledger   58   Chairman and Chief Executive 1981  1999
                         Officer of the Company since
                         January 2, 1984; President of
                         the Company from January 1984
                         through June 1991

                         Principal Occupation            Term Expires
Directors Whose          For Past Five Years              At Annual
Terms Continue           and Directorships                  Meeting
   Beyond                     in Public          Director    For
the Meeting        Age        Companies           Since      Year
Ronald P. Younkin   54   President of Greenlawn   1975       1997
                         Mobile Home Sales, Inc.
                         (sale of mobile homes
                         and operation of mobile
                         home parks)

Walter L. Revell    49   Chairman and Chief       1993       1998
                         Executive Officer of
                         H.J. Ross Associates,
                         Inc. since April 1991
                         (consulting engineering,
                         architectural, and planning)

                         Director of RISCORP, Inc.
                         (managed care workers'
                         compensation)

                         Director of St. Joe Paper
                         Company (diversified
                         corporation in forest
                         products, transportation,
                         sugar, communications,
                         and real estate)

Ronald L. Roseman   59   President of Coastal      1982      1998
                         Electric Constructors,
                         Inc. since July 1991
                         (electrical services)

                         President and Chief
                         Operating Officer of
                         Company from August 1,
                         1993 through August
                         26, 1996


Board of Directors Meetings and Committees of the Board of Directors:

The Board held five meetings in the fiscal year ended July 31, 1996. Each incumbent director attended more than 75% of the aggregate of the meetings held by the Board and its respective committees on which such director served during the Company's 1996 fiscal year.

The Company has standing Audit and Compensation, Executive, Finance, and Nominating Committees; the members and functions of which are described below.

Audit and Compensation Committee. The members are Messrs. Adams, Revell, and Younkin. The Committee makes recommendations to the Board concerning the appointment of auditors for the Company; meets with the Company's auditors to review the nature and scope of audit work to be performed and the estimated costs of such work; the progress and results of the annual audit of the Company; and other matters related to accounting and auditing, including the adequacy of the Company's internal accounting controls. The Committee has supervision over the internal audit function. The Committee also makes recommendations to the Board concerning the compensation of the officers and employees of the Company and acts as the committee to administer the Company's Incentive Stock Option Plan. The Committee met five times during fiscal 1996.

Executive Committee. The members are Messrs. Adams, Pledger, and Roseman. The Committee has authority to review general corporate policy and take action between meetings of the Board on such matters requiring Board approval as are required for the proper and efficient functioning of the Company. The Committee did not meet during fiscal 1996.

Finance Committee.  The members are Messrs. Adams, Revell, and
Younkin. The function of the Committee is to review financing needs and alternatives available; review the insurance coverages maintained; and monitor the Dycom Industries, Inc. Retirement Savings Plan. The Committee did not meet during fiscal 1996.

Nominating Committee. The members are Messrs. Adams, Pledger, and Younkin. The function of the Committee is to recommend nominees for directors to the Board. The Committee met twice during fiscal 1996.

The Nominating Committee will consider nominees recommended by shareholders. Shareholders may either request the Nominating Committee to consider a proposed candidate for nomination by the Board or propose a candidate for election directly to the shareholders at a shareholders' meeting where directors are to be elected. In either case, the candidate's name and the information described below should be sent to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (unless the date of the annual meeting is changed by more than 30 days from such anniversary date, in which case the information must be received by the 10th day after notice or disclosure of the meeting date) for forwarding to the Board, in the case of candidates proposed for direct election by the shareholders, or the Nominating Committee. Persons who propose candidates for election directly by the shareholders must be shareholders of record as of the record date for the shareholders' meeting. In addition to the candidate's name, the Secretary should be furnished with the candidate's age, business and residence addresses, and principal occupation or employment; information with respect to the shares of the Company's stock beneficially owned by the candidate and any other person sharing beneficial ownership; any group of which the person is a member or any person acting in concert with the candidate or such group, any affiliates or associates of such persons, and any other shareholders known to be supporting the nomination; a description of any arrangements or understandings between the nominating shareholder or any of the foregoing persons and the candidate or any other person pursuant to which the nomination is proposed; and any other information with respect to any of the foregoing persons that would be required to be disclosed in connection with the solicitation of proxies for the election of the candidate. The preceding is an incomplete summary of certain provisions of the Company's By-Laws. The By-Laws should be consulted sufficiently in advance of any shareholders' meetings to ensure compliance with applicable requirements. Information with respect to candidates for election at next year's annual meeting should be received by the Secretary after August 27, 1997 but before September 26, 1997.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS.

MANAGEMENT COMPENSATION AND TRANSACTIONS


Compensation of Executive Officers

The following table sets forth all cash compensation paid or accrued by the Company and its subsidiaries for services rendered to the Company and its subsidiaries in all capacities during the fiscal years ended July 31, 1996, 1995, and 1994 to the Company's Chief Executive Officer and three executive officers whose total cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE
                                                        Long Term
                                                       Compensation
                       ANNUAL COMPENSATION                Awards
Name and                                                  Stock
Principal           Fiscal                               Options #
Position            Year     Salary    Bonus    Other    of Shares
Thomas R. Pledger    1996  $416,000  $0       $ 99,895<F1>       -0-
Chairman and CEO     1995  $408,000  $0       $526,771<F1><F2>   -0-
                     1994  $306,013  $0       $ 99,196<F1>   100,000

Ronald L. Roseman<F3>1996  $202,692  $100,000 $  1,600           -0-
President and COO    1995  $194,872  $ 78,027 $    533           -0-
                     1994  $133,333  $0                      100,000

Steven E. Nielsen<F3>1996  $160,885  $208,000 $  2,001           -0-
Vice President

Douglas J. Betlach   1996  $108,871  $ 17,000 $  1,518           -0-
Vice President and   1995  $ 99,672  $ 14,000 $  1,003         6,000
CFO

     <F1>
     Includes $97,777 in annual insurance premiums for a life insurance policy owned by Mr. Pledger.

     <F2>
     Includes $427,500 market value of common stock awarded pursuant to Mr. Pledger's employment agreement. Prior to August 1, 1994, a portion of the shares were subject to certain restrictions as to sale or transfer.

     <F3>
     Mr. Roseman resigned as President and Chief Operating Officer at a Regular Board of Directors' Meeting on August 26, 1996, at which time Mr. Nielsen was elected as President and Chief Operating Officer.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

There were no options granted by the Company during fiscal 1996 under the Company's 1991 Incentive Stock Option Plan.<F1>

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE
                                                    Value of
                                                    Unexercised
                                                    In-The-Money
                                    Options at      Options at
               Shares               July 31, 1996   July 31, 1996
               Acquired             (# of Shares)    ($)<F2>
               on Exercise   Value   Exercisable/   Exercisable/
Name           (# of Shares)Realized Unexercisable  Unexercisable
Thomas R. Pledger       -0-   $0      50,000/50,000 $362,500/$362,500
Chairman and CEO

Ronald L. Roseman<F3>   -0-   $0      66,667/-0-    $541,669/-0-
President and COO

Steven E. Nielsen<F4> 3,200   $13,500  5,000/19,800 $ 21,875/$105,350
Vice President

Douglas J. Betlach      -0-   $0       3,375/6,125  $ 24,844/$ 45,188
Vice President and
CFO

     <F1>
     At a Regular Board of Directors' Meeting on August 26, 1996, 100,000 shares of common stock were granted as options to officers and key personnel under the Company's 1991 Incentive Stock Option Plan.

     <F2>
     The closing market value of the Company's common stock on July 31, 1996, as reported by the New York Stock Exchange, Inc., was $11.125.

     <F3>
     Mr. Roseman exercised 66,667 shares of an exercisable stock option prior to the Regular Board of Directors' Meeting on August 26, 1996, at which time Mr. Roseman resigned as President and Chief Operating Officer. Upon Mr. Roseman's resignation, an unexercisable option of 33,333 shares expired.

     <F4>
     Mr. Nielsen was elected President and Chief Operating Officer on August 26, 1996.

Mr. Pledger serves as Chief Executive Officer of the Company. On July 31, 1994, a five-year employment agreement with Mr. Pledger expired. Although the agreement provided that Mr. Pledger's annual salary during the year ended July 31, 1994 would be $398,000, Mr. Pledger voluntarily agreed to reduce his compensation during fiscal 1994 to $298,000. Pursuant to the employment agreement, Mr. Pledger received 150,000 shares of common stock which were subject to "piggyback" registration rights. The agreement also provided that the Company was obligated to pay Mr. Pledger a retirement benefit of $100,000 for each year of employment he completes under his employment agreement.

The Company transferred two life insurance policies with face values of $500,000 and $3,300,000 to Mr. Pledger and pays premiums of $97,777 per year on such policies in satisfaction of this obligation. The Company extended Mr. Pledger's employment agreement through November 30, 1995 on the same terms and conditions as were contained in the original agreement. In July 1995, the Company again extended Mr. Pledger's agreement for an additional period of five years, expiring November 30, 2000, on the same terms and conditions as set forth in the original agreement.

Directors who are not employees of the Company receive $1,200 for each directors' meeting attended; $600 for each committee meeting attended in conjunction with a directors' meeting; $1,200 for each committee meeting attended not in conjunction with a directors' meeting; $600 for telephone conference meetings; and an annual retainer of $10,000.

Report on Executive Compensation.

The Audit and Compensation Committee ("Committee") of the Board of Directors administers the compensation of the executive officers and other key employees of Dycom and its subsidiaries. During fiscal 1996, the Committee was composed of three directors who were not employed by the Company. The Committee's recommendations are subject to approval by the full Board. The following report is submitted by the Committee regarding compensation paid during fiscal year 1996.

The compensation program of the Company is designed to allow the Company to attract, motivate, and reasonably reward professional personnel who will effectively manage the assets of the Company and generate value over time for its shareholders. In recent years, the compensation mix has reflected a balance between an annual salary, incentive compensation, and stock options.

Salaries. The salary of Mr. Pledger, Chairman and Chief Executive Officer, during fiscal 1996 was fixed by an employment contract with the Company. Said employment contract expired on November 30, 1995 but has been extended through November 30, 2000.

Salaries for other executive officers were established based on the individual's performance and general market conditions. Salary levels are intended to recognize the challenge of different positions, taking into consideration the type of activity of the position, the responsibility associated with the job, and the relative size of the operation. During fiscal 1996, the Committee determined the compensation of six executive officers. Salaries for these executive officers were either unchanged or, in certain cases, increased by 4.17% to 7.5%.

Incentive Compensation. In addition to paying a base salary, the Company in recent years has provided for incentive compensation as a component of overall compensation. Incentive compensation as a component of overall compensation is tied to overall performance, usually with a heavy emphasis on the profitability of the operation under the control of the individual. In fiscal 1996, the actual incentive compensation pool was established by formula based upon the Company's consolidated financial performance. The fiscal 1996 key financial performance measures were total revenue and income before income taxes ("IBT"). Individual awards from the incentive compensation pool are recommended by senior management for consideration and approval by the Committee.

Stock Options. The Committee at various times awards stock options to certain executive officers of the Company in order to recognize their contribution and to further encourage them to focus on the long-term profitability of the Company. The size of individual stock option grants are related to an individual's performance (as with salaries, mostly on a subjective basis) and the individual's level of responsibility within the organization. The Committee's objective is to further encourage persons receiving options who are directly responsible for the operations of a subsidiary of the Company to think and act in a way to maximize the long-term value of the stock and increase shareholder value. Options are granted pursuant to the Company's Incentive Stock Option Plan. The exercise price of options when granted equals the market price of the stock on the date of grant. Employees' options vest over a four-year period and have a term of five years; Directors' options vest over a three-year period and have a term of five years.

During fiscal 1996, no stock options were granted.

Ronald P. Younkin, Chairman
Louis W. Adams, Jr.
Walter L. Revell
Audit and Compensation Committee

PERFORMANCE PRESENTATION

Set forth below is a graph which compares the cumulative total returns for Dycom's common stock against the cumulative total return (including reinvestment of dividends) of the Standard & Poors (S&P) 500 Composite Stock Index and respective peer group indices for the last five fiscal years, assuming an investment of $100 in the Company's common stock and each of the respective peer group indices noted on July 31, 1991. For the Dycom Industries, Inc. common stock, a peer group consisting of MasTec has been used. This graph is not intended to predict the Company's forecast of future financial performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG DYCOM INDUSTRIES, INC., THE S & P 500 INDEX, AND A PEER GROUP

                                        July 31
                    _______________________________________________
                       1991    1992    1993    1994    1995    1996
                       ____    ____    ____    ____    ____    ____
Dycom Industries, Inc.  100      53      33      26      71     124

Peer Group              100      47      33      74     114     237

S&P 500                 100     113     123     129     163     190



TRANSACTIONS WITH MANAGEMENT AND OTHERS

During fiscal 1996, there were no transactions.

APPOINTMENT OF INDEPENDENT AUDITORS
The appointment of auditors is approved annually by the Board. The Board engaged the accounting firm of Deloitte & Touche LLP, Certified Public Accountants, to act as the Company's independent auditors for the fiscal year ended July 31, 1996. It is expected that the Board will appoint Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending July 31, 1997 when the Board meets in November 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. As representatives, they shall have the opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions.

SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

Shareholders' proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 intended to be presented at the 1997 Annual Meeting of Shareholders of the Company, tentatively scheduled for November 1997, must be received by the Company prior to June 30, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

The Company's By-Laws require that shareholders who desire to propose matters for action at shareholders meetings, provide the Company with certain information described in the By-Laws not more than 90 days nor less than 60 days prior to the anniversary date of the preceding year's annual meeting (unless the date of the meeting is changed by more than 30 days from such anniversary date, in which case the information must be received within 10 days after the date of the meeting is publicly disclosed by notice to shareholders or otherwise). Shareholders desiring to propose such matters at next year's annual meeting of shareholders will be required to provide such information after August 27, 1997 and before September 26, 1997. Shareholders should consult the By-Laws (copies of which may be obtained, without charge, by requesting them in writing or by telephone from the Company's Secretary, First Union Center, Suite 600, 4440 PGA Boulevard, Palm Beach Gardens, Florida 33410, Telephone 561 627-7171) sufficiently in advance of the final date to ensure compliance with the By-Laws' requirements.

OTHER BUSINESS

The Board is not aware of any matters not referred to herein and in the accompanying Notice of Meeting that will be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that the shares represented by the proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

The Company's Annual Report to Shareholders, including financial statements for the fiscal years ended July 31, 1996 and 1995, accompanies this Proxy Statement.

                              BY ORDER OF THE BOARD OF DIRECTORS,


                              /s/ Patricia B. Frazier
                              Corporate Secretary

October 18, 1996